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                                                                    EXHIBIT 10.5

                                    EXHIBIT C

                            PATENT LICENSE AGREEMENT

     This Patent License Agreement (this "Agreement") is made and entered into effect this 30th day of September, 2005, by and between Abbott Laboratories, a corporation organized and existing under the laws of the State of Illinois and having a principal place of business at 100 Abbott Park Road, Abbott Park, Illinois 60064 ("Abbott") and ImaRx Therapeutics Inc., a corporation organized and existing under the laws of Delaware and having a principal place of business at Tucson, Arizona ("Licensee").

     WHEREAS, pursuant to that certain Asset Purchase Agreement between Abbott and Licensee, dated September 30, 2005 (the "Asset Purchase Agreement"), Abbott has agreed to sell to Licensee, and Licensee has agreed to purchase from Abbott, the Purchased Assets (as defined in the Asset Purchase Agreement);

     WHEREAS, in connection with its purchase of the Purchased Assets from Abbott, Licensee desires to obtain a license under certain of Abbott's patents; and

     WHEREAS, Abbott and Licensee have agreed to enter into this Agreement as a condition to the closing of the transactions contemplated by the Asset Purchase Agreement.

     NOW THEREFORE, in consideration of the promises and the mutual covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree and covenant as follows.

                             ARTICLE I. DEFINITIONS

     The following terms, when used herein with initial capital letters, shall have the respective meanings set forth in this Article I. Capitalized terms used but not defined herein shall have the meanings set forth in the Asset Purchase Agreement.

1.1 "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, a Person shall be deemed to control another Person if it owns or controls more than fifty percent (50%) of the voting equity of the other Person (or other comparable ownership if the Person is not a corporation).

1.2  "Asset Purchase Agreement" shall have the meaning provided in the Preamble.

1.3 "Field" means the business of manufacturing, marketing and selling thrombolytic pharmaceutical therapy products, which shall mean serine proteases that convert plasminogen to plasmin to break down the fibrinogen and fibrin to dissolve a thrombus in an artery, vein or in-dwelling catheter, or any proteases or protease activators which catalyze proteolytic breakdown of fibrinogen or fibrin for the same purpose.

1.4 "Licensed Patents" means only the following: (i) U.S. Patent No. 5,665,578 issued September 9, 1997, entitled Vector and Method for Achieving High Level of Expression

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     in Eukaryotic Cells (the "Gillies Patent") and (ii) U.S. Patent No.
     5,741,682 issued April 21, 1998, entitled Expression Induction Method (the "Lo Patent").

1.5 "Licensed Products" means any products that would, but for the license granted in Section 2.1, infringe a valid claim of any patent included in the Licensed Patents.

1.6 "Person" means any individual, corporation, partnership, joint venture, limited liability company, trust or unincorporated organization or government or any agency or political subdivision thereof.

1.7  "Plaintiff" shall have the meaning provided in Section 3.2.

1.8 "Territory" means, for any patent included in the Licensed Patents, only that country in which such patent was issued.

                              ARTICLE II. LICENSE

2.1  License Grant.

     a. Abbott hereby grants to Licensee during the term of this Agreement an exclusive (even as to Abbott), assignable, transferable, fully paid-up, royalty-free license, with the right to sublicense in multiple tiers, to make, have made, distribute, use, offer to sell, and import Licensed Products and to practice the Gillies Patent solely in the Field, throughout the Territory.

     b. Abbott hereby grants to Licensee during the term of this Agreement an exclusive (even as to Abbott), assignable, transferable, fully paid-up, royalty-free license, with the right to sublicense in multiple tiers, to make, have made, distribute, use, offer to sell, and import Licensed Products and to practice the Lo Patent solely in the Field, throughout the Territory.

2.2 Marking Requirements. Licensee shall mark or label all Licensed Products with appropriate patent markings as Abbott reasonably requests from time to time during the term of this Agreement and shall otherwise comply with all applicable United States and foreign jurisdiction laws relating to patent marking.

2.3 Reservation of Rights. Except for the express licenses granted in Section 2.1, Abbott shall retain all right, title and interest in and to the Licensed Patents. No other rights or licenses, express or implied, are granted by this Agreement. Notwithstanding the licenses granted in Section 2.1, Abbott and its Affiliates and licensees shall (i) retain the right to practice the Licensed Patents, outside of the Field, and (ii) have the right, at their option, to license for use outside the Field any improvement patents relating to the Licensed Patents ("Improvements") obtained by Licensee and its Affiliates (the "Option"). Licensee and its Affiliates shall not license any Improvements outside the Field to any third party without first offering such license to Abbott. If Abbott and Licensee or its Affiliates do not enter into a binding agreement with respect to such license after negotiation in good faith within sixty (60) days following the date of such notice, Licensee or its Affiliate may thereafter grant such license to a third party, but on terms no


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     more favorable to the third-party licensee than the terms offered to
     Abbott. Licensee shall notify Abbott of Improvements within sixty (60) days of issuance.

2.4 Acknowledgement. Licensee acknowledges the validity of the Licensed Patents. To the fullest extent possible under applicable law, in the event Licensee elects to challenge the validity of one or more Licensed Patents, for example, by initiating re-examination, or declaratory judgment actions, or any other type of court action, or any other legal or administrative proceeding, including proceedings or actions in foreign patent offices or courts, Abbott shall have the right to immediately terminate this Agreement and all licenses granted herein.

2.5 Regulatory Compliance. Licensee shall be solely responsible, at its own expense, for the preparation, filing and prosecution of, and for obtaining and maintaining, all applicable regulatory approvals for the manufacture, marketing, promotion or sale of Licensed Products in each country in the Territory, including without limitation, any approval required from the United States Food and Drug Administration.

                 ARTICLE III. PATENT PROSECUTION AND LITIGATION

3.1 Prosecution and Maintenance. Abbott shall have the exclusive right, but not the obligation (except as set forth in this Section 3.1), to prepare, file, prosecute and maintain all Licensed Patents, including, without limitation, conducting any interferences, reissues or reexamination or applying for all patent term extensions, in the Territory. Licensee shall, upon request by Abbott and at Abbott's expense, cooperate in connection with the preparation, filing, prosecution and maintenance of all Licensed Patents. Prior to allowing any of the Licensed Patents to lapse, Abbott shall give Licensee notice and the reasonable opportunity to pay any fees and expenses necessary to maintain such Licensed Patent. Upon Abbott's receipt of such fees, Abbott will continue to maintain said Licensed Patent in Abbott's name.

3.2  Infringements.

     a. Notice. Upon learning of the actual or potential infringement of a Licensed Patent in the Territory, Abbott or Licensee, as the case may be, shall promptly provide notice to the other party in writing of such infringement and shall supply the other party with all evidence related thereto in its possession.

     b. Enforcement. Except as expressly provided herein, (i) in connection with any violation or infringement of the Licensed Patents by a perceived violator or infringer conducting business or utilizing technology outside the Field as defined above, Abbott shall have the sole, undivided and exclusive right, but not the obligation, to institute or bring, and control, any suits or actions and (ii) in connection with any violation or infringement of the Licensed Patents by a perceived violator or infringer conducting business or utilizing technology within the Field as defined above, Licensee shall have the exclusive right, but not the obligation, to institute or bring, and control, any suits or actions, provided that Licensee shall consult with Abbott at Abbott's request with respect to any such suit or action and shall give due consideration to all suggestions and comments made by Abbott in connection


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          therewith. Each suit or action under this subsection (b) shall be maintained and conducted solely at the cost and expense of the party instituting such suit or action (the "Plaintiff"); provided that the other party shall reasonably cooperate in the prosecution of such suit or action (at the expense of the Plaintiff), including, without limitation, by joining as a nominal party thereto for purposes of standing and/or assigning to Plaintiff any claims and damages arising under the Licensed Patents against such defendant, and the Plaintiff shall keep the other party updated with respect to any such action. Each party shall have the right, but not the obligation, to participate and be represented in any suit or action involving the Licensed Patents instituted by the other party, by its own counsel at its own expense.

     c. Settlements. Either party, as Plaintiff, shall be permitted to settle or consent to an adverse judgment in any suit or action in accordance with Section 3.2(b) without obtaining consent from the other party, unless any such settlement or consent judgment would either (i) obligate the other party to pay money or (ii) limit the scope of, invalidate or adversely affect the status or value of any Licensed Patent, in which event the Plaintiff shall obtain the other party's prior written consent (such consent not to be unreasonably withheld or delayed).

     d. Awards and Damages. The Plaintiff shall be entitled to retain any and all amounts that may be received, collected or recovered in any suit or action instituted or brought under this Section 3.2, whether by judgment, settlement or otherwise.

                     ARTICLE IV. CONFIDENTIALITY; PUBLICITY

4.1 Confidential Information. All disclosures of confidential information made pursuant to this Agreement shall be governed by the Confidentiality Agreement between the parties dated May 6, 2005, as modified by Section
     12.3 of the Asset Purchase Agreement.

4.2 No Publicity. Except as expressly permitted under this Agreement or other written agreement between the parties, neither Licensee nor its Affiliates shall use the name or trademarks of Abbott, or any of Abbott's Affiliates, without Abbott's prior written consent. No press release related to this Agreement, or other announcement to the customers or suppliers of Abbott will be issued without the joint approval of Abbott and Licensee, except that: (i) Abbott or Licensee may make any public disclosure that such party in its good faith judgment believes is required by law or by any stock exchange or interdealer quotation system on which its securities are listed or quoted (in which case the party making the disclosure will use its commercially reasonable efforts to consult with the other party prior to making any such disclosure); and (ii) Abbott may make an announcement related to this Agreement to its employees.

                   ARTICLE V. REPRESENTATIONS AND WARRANTIES

5.1 Mutual Representations. Abbott hereby represents and warrants to Licensee, and Licensee on behalf of itself and its Affiliates, hereby represents and warrants to Abbott, that: (i) it is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; (ii) it has full corporate power and authority to execute, deliver and perform its obligations under this Agreement; (iii) the


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     execution and delivery of this Agreement and the performance of all of its obligations hereunder have been duly authorized by all necessary company action; (iv) the signing, delivery and performance of this Agreement is not prohibited or limited by, and will not result in the breach of or a default under, any provision of its articles of incorporation or by-laws, or of any material agreement or instrument binding on it, or of any applicable order, writ, injunction or decree of any court or governmental instrumentality; and (v) this Agreement has been duly executed and delivered by it and constitutes its legal, valid and binding obligation.

5.2 Licensee's Representations and Warranties. Licensee hereby represents and warrants to Abbott that it shall comply with all applicable laws, rules, regulations, ordinances, permits and licenses when exercising its rights under this Agreement, including, without limitation, in the manufacture, marketing, promotion and sale of Licensed Products.

5.3 Abbott's Representations and Warranties: Abbott hereby represents and warrants to Licensee that it is the owner of the Licensed Patents and that it has the authority to grant the licenses provided herein, and that to the best of its Knowledge the exercise of the rights granted to Licensee hereunder will not infringe upon the intellectual property rights of any third party.

5.4 Disclaimer. THE LICENSED PATENTS ARE PROVIDED "AS IS." EXCEPT AS EXPRESSLY PROVIDED IN THIS ARTICLE V, ABBOTT AND LICENSEE MAKE NO WARRANTIES, EXPRESS, OR IMPLIED, AND EXPRESSLY DISCLAIM ALL WARRANTIES, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT, ANY EXPRESS OR IMPLIED WARRANTIES RELATED TO EFFICACY, SAFETY OR HEALTH BENEFITS AND ANY IMPLIED WARRANTIES ARISING OUT OF TRADE USAGE OR PRACTICE, COURSE OF DEALING OR COURSE OF PERFORMANCE.

5.5 Limitations of Liability. EXCEPT FOR DAMAGES RESULTING FROM BREACH OF ITS CONFIDENTIALITY OBLIGATIONS, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER UNDER ANY THEORY OF LIABILITY FOR ANY INDIRECT, SPECIAL, PUNITIVE, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, LOSS OF USE, INTERRUPTION OF BUSINESS, LOSS OF PROFITS, OR LOSS OF DATA OR INFORMATION, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

5.6 Insurance. Licensee shall carry and maintain, during the term of this Agreement and for five (5) years thereafter, broad form comprehensive general liability insurance that includes without limitation, coverage for contractual liability, premises, operations, products liability, personal injury and death, advertising injury liability and broad form property damage liability, in amounts reasonable and customary in the pharmaceutical industry for entities of comparable size and comparable activities, but in no event less than Five Million Dollars ($5,000,000) per occurrence and Ten Million Dollars ($10,000,000) in the annual aggregate. These limits of coverage shall not be construed as a limitation of any liability of Licensee hereunder. Licensee shall have Abbott named as an additional insured on such policies. Licensee shall, within thirty (30) days after the


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     date of this Agreement, provide to Abbott a Certificate of Insurance evidencing such insurance coverage and that further provides that such policies may not be materially changed or canceled without at least sixty
     (60) days' prior written notice to Abbott.

                        ARTICLE VI. TERM AND TERMINATION

6.1 Term. Unless earlier terminated in accordance with the terms herein, the term of this Agreement shall commence on the Effective Date and shall remain in effect until the expiration of the last-to-expire valid claim of any patent included in the Licensed Patents.

6.2 Termination Without Cause. Licensee may terminate this Agreement at any time and for any reason upon written notice to Abbott. This Agreement may be terminated by mutual written agreement of the parties hereto.

6.3 Termination for Cause. This Agreement may be terminated prior to its expiration in accordance with the following provisions:

     a. Breach. Either party may terminate this Agreement upon thirty (30) days prior written notice to the other party in the event the other party fails to perform any of its obligations hereunder or otherwise breaches any of its representations or warranties or fails to perform any of its covenants in this Agreement and if such breach or failure is not cured during such thirty day period. Without limiting the generality of the foregoing, violation of the scope of the license granted in Section 2.1 or breach of the provisions of Sections 2.2, ,
          2.5 or Article IV shall be deemed material breaches for which a party may terminate this Agreement according to this subsection (a).

     b. Adverse Effect. If this Agreement shall be determined by a court, administrative or governmental body or authority of competent jurisdiction to be in violation of any applicable law, the party adversely affected by the ruling (which may be either party or both) may elect to terminate this Agreement upon thirty (30) days notice to the other party.

6.4  Effect of Termination.

     a. Termination of License. Upon termination of this Agreement for any reason prior to the term set forth in Section 6.1, the license granted in Section 2.1 shall immediately terminate and Licensee shall immediately cease all activities under the Licensed Patents, including without limitation, the manufacture, marketing, promotion or sale of Licensed Products.

     b. Further Assurances. Upon expiration or termination of this Agreement, Licensee shall execute all documents regarding the Licensed Patents that Abbott shall reasonably request. Abbott shall bear all expenses reasonably incurred in preparing and recording any such documents.

     c. Survival. The expiration or termination of this Agreement shall not affect any rights or obligations of the parties that have accrued prior to such expiration or termination.


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          The following provisions shall survive expiration or termination of this Agreement for any reason: Article III, Section 6.4, Article IV,
          Article V and Article VII.

                           ARTICLE VII. MISCELLANEOUS

7.1 Entire Agreement; Amendment. This Agreement and the Asset Purchase Agreement constitute the entire agreement between the parties regarding the subject matter of this Agreement, and supersede all other prior agreements, understandings and negotiations, both written and oral, among the parties with respect to the subject matter of this Agreement. This Agreement may not be amended except by an instrument in writing signed by a duly authorized officer or representative of each of the parties hereto.

7.2 Successors. The terms and conditions of this Agreement shall be binding upon, and shall inure to the benefits of, the parties hereto and their respective permitted successors and assigns.

7.3 Governing Law/Jurisdiction. This Agreement shall be governed by and construed in accordance with, and the legal relations between the parties hereto shall be determined in accordance with, the laws of the State of Delaware, United States, without regard to any laws relating to conflict of laws. The parties agree that the United Nations Convention of Contracts for the International Sale of Goods is specifically excluded from application to this Agreement.

7.4 Injunctive Relief; Specific Performance. The parties hereto acknowledge and agree that any breach of the terms of this Agreement could give rise to irreparable harm for which money damages would not be an adequate remedy and accordingly the parties agree that, in addition to any other remedies, each party shall be entitled to obtain preliminary or injunctive relief and to enforce the terms of this Agreement by a decree of specific performance.

7.5 Relationship of Parties. Nothing in this Agreement shall be construed to create a partnership, agency, joint venture, franchise or employer-employee relationship between the parties. Neither party shall be responsible for the compensation, payroll-related taxes, workers' compensation, accident or health insurance or other benefits of employees of the other party. Neither party shall have any authority to bind the other party unless expressly agreed in a separate writing.

7.6 No Third Party Beneficiaries. This Agreement shall not be deemed to confer any rights or remedies upon any person not a party hereto.

7.7 Notices. All communications, notices and consents provided for herein shall be in writing and be given in person or by means of telex, facsimile or other means of wire transmission (with request for assurance of receipt in a manner typical with respect to communications of that type), by overnight courier or by mail, and shall become effective: (a) on delivery if given in person; (b) on the date of transmission if sent by telex, facsimile or other means of wire transmission; (c) one (1) business day after delivery to the overnight service; or (d) four (4) business days after being deposited in the


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     United States mails, with proper postage and documentation, for first-class registered or certified mail, prepaid.

          Notices shall be addressed as follows:

     If to Licensee, to:   ImaRx Therapeutics
                         1635 East 18th Street
                         Tucson, AZ 85719
                         Attn: Greg Cobb
                         Facsimile Number: 520-791-2437

     with copies to:     DLA Piper Rudnick Gray Cary LLP
                         701 Fifth Avenue
                         Suite 7000
                         Seattle, WA 98104
                         Attn: Jeffrey E. Harmes
                         John M. Steel
                         Facsimile Number: 206-839-4801
     If to Abbott, to:

                         Abbott Laboratories
                         100 Abbott Park Road
                         Building AP6D, Department 364
                         Abbott Park, Illinois  60064-6020
                         Attn: General Counsel
                         Facsimile Number: (847) 938-6277

     with copies to:
                         Kirkland & Ellis LLP
                         200 East Randolph Drive
                         Chicago, Illinois  60601
                         Attn: R. Scott Falk, P.C. & Stacey T. Kern
                         Facsimile Number: (312) 861-2200

provided, however, that if any party shall have designated a different address by notice to the others, then to the last address so designated.

7.8 Severability. The provisions of this Agreement are severable, and the unenforceability of any provision of this Agreement shall not affect the enforceability of the remainder of this Agreement. In the event that any provision of this Agreement is determined by a court to be unenforceable as drafted, that provision shall be construed so as to effectuate the purposes of that provision to the greatest extent possible under applicable law.

7.9 No Waiver. The failure of either party to exercise any right or to demand the performance by the other party of duties required hereunder shall not constitute a waiver of any rights or obligations provided for herein.


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7.10 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

7.11 Construction. The language in all parts of this Agreement shall be construed, in all cases, according to its fair meaning. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement. Words in the singular shall be deemed to include the plural and vice versa and words of one gender shall be deemed to include the other gender as the context requires. The terms "hereof," "herein," and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement. Article and Section references are to the Articles and Sections to this Agreement unless otherwise specified. Unless otherwise stated, all references to any agreement shall be deemed to include the exhibits, schedules and annexes to such agreement. The word "including" and words of similar import when used in this Agreement shall mean "including, without limitation," unless the context otherwise requires or unless otherwise specified. The word "or" shall not be exclusive. Unless otherwise specified in a particular case, the word "days" refers to calendar days. References herein to this Agreement or any other agreement shall be deemed to refer to this Agreement or such other agreement as of the date of such agreement and as it may be amended thereafter, unless otherwise specified.

7.12 Captions. The captions and headings in this Agreement are inserted for convenience and reference only and in no way define or limit the scope or content of this Agreement and shall not affect the interpretation of its provisions.

                                      * * *


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     IN WITNESS WHEREOF, each of the parties, acting through its duly authorized representative, signs this Agreement on the date indicated.

ABBOTT LABORATORIES                     IMARX THERAPEUTICS, INC.


By: /s/ Sean E. Murphy                  By: /s/ Evan Unger
    ---------------------------------       ------------------------------------
Print Name: Sean E. Murphy              Print Name: Evan Unger
Title: Vice President Global            Title: President and CEO
       Licensing/New Business
       Development

Date: 9/30/05                           Date: 9-30-05